Exhibit 99.1

News Release

Enbridge Energy Partners, L.P. Declares Distribution and Reports Earnings for First Quarter 2015

HOUSTON — (April 30, 2015) - Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) announced today that the board of directors of the delegate of its general partner has declared a cash distribution of $0.57 per unit, or $2.28 per unit on an annualized basis, payable on May 15, 2015 to unitholders of record as of the close of business on May 8, 2015.

FIRST QUARTER HIGHLIGHTS

•	Strong liquids pipeline system deliveries: ~17 percent higher than first quarter 2014.

•	First quarter adjusted EBITDA and distributable cash flow of $432.2 and $253.7 million, respectively.

•	Completed $1 billion Alberta Clipper drop-down acquisition from Enbridge Inc. (“Enbridge”).

•	Minnesota Administrative Law Judge recommends that the Minnesota Public Utility Commission (PUC) grant a Certificate of Need permit for the Partnership’s proposed Sandpiper Pipeline Project.

•	Enbridge is progressing its review of potential transfer of U.S. liquids pipeline assets to the Partnership.

“We are pleased with the Partnership’s solid start to 2015. Our first quarter financial performance is attributable to strong deliveries on our Lakehead and North Dakota liquids pipeline systems, complemented by strong cash flow contributions from the completion of portions of our multi-billion dollar organic growth program. We expect deliveries on our liquids pipeline systems to remain strong as we progress our market access programs, providing our customers with expanded pipeline connectivity to premium North American crude oil markets. Our expansion programs are predominantly underpinned by long-term, low-risk commercial structures, such as cost of service and take-or-pay. These structures largely mitigate the sensitivity of our business’s distributable cash flow to volume and commodity prices. Looking forward, our organic growth program is proceeding well, and we expect to place several projects into service during 2015 that will further increase our cash flows,” said Mark Maki, president for the Partnership.

“A key future growth project for the Partnership is our joint venture Sandpiper Pipeline Project (Sandpiper). We are pleased by the positive recommendation made recently by a Minnesota Administrative Law Judge, who recommended that the Minnesota PUC grant a Certificate of Need permit for Sandpiper. The Minnesota PUC is expected to take the Administrative Law Judge’s recommendation into account and render a decision on the Sandpiper Certificate of Need in June. A separate PUC review of the proposed pipeline route follows. Subject to regulatory approval, the pipeline is targeted to begin service in 2017. We welcome the judge’s recommendation and appreciate the thoroughness of his review, in addition to the support received from communities, labor and business leaders.”

“Finally, Enbridge continues to progress its review of a potential restructuring plan that would involve the transfer of U.S. liquids pipeline assets to the Partnership, and we expect this review to be concluded around mid-year. The Partnership’s current organic growth underway, together with the accelerated asset drop-down potential from our general partner and future low cost system expansion opportunities support our confidence in the Partnership’s long-term growth outlook,” noted Maki.

The Partnership’s key financial results for the three months ended March 31, 2015, compared to the same period in 2014, are as follows:

	Three months ended March 31,
(unaudited; dollars in millions, except per unit amounts)	2015	2014
Net income(1)	$140.1	$93.3
Net income per unit	0.26	0.18

Adjusted EBITDA(2)	432.2	338.7
Adjusted net income(1)	142.8	102.9
Adjusted net income per unit	0.26	0.20

(1)	Net income and adjusted net income attributable to general and limited partner ownership interests in Enbridge Partners.
(2)	Includes non-controlling interest.

Adjusted net income for the three month period ended March 31, 2015, as reported above, eliminates the effect of non-cash, mark-to-market net gains and losses and other adjustments. Refer to the Non-GAAP Reconciliations section below for additional details.

Adjusted net income of $142.8 million for the first quarter of 2015 was $39.9 million higher than the same period from the prior year. Higher earnings were primarily attributable to additional assets placed into service, the Partnership’s drop-down acquisition of the 66.7 percent interest in the U.S. segment of the Alberta Clipper pipeline from Enbridge and higher revenues attributable to an increase in deliveries on our liquids pipeline systems.

During the first quarter, the Partnership attributed approximately $22.5 million of earnings to its outstanding Series 1 Preferred units. This amount is deducted from net income to arrive at the amount of net income attributable to the general and limited partners. Preferred distributions are accrued at an annual rate of 7.5 percent through June 30, 2015. The Partnership may defer payment of those accrued amounts until the earlier of May 8, 2018 or the date on which the Partnership redeems the preferred units.

COMPARATIVE EARNINGS STATEMENT

	Three months ended March 31,
(unaudited; dollars in millions except per unit amounts)	2015	2014
Operating revenue	$1,428.6	$2,079.6
Operating expenses:
Commodity cost	779.1	1,488.7
Environmental costs, net of recoveries	0.8	5.0
Operating and administrative	217.1	217.0
Power	63.6	50.4
Depreciation and amortization	128.4	103.8

Operating income	239.6	214.7
Interest expense	48.3	76.9
Allowance for equity used during construction	23.0	20.7
Other income (expense)	5.9	(0.8)

Income before income tax expense	220.2	157.7
Income tax expense	2.4	2.0

Net income	217.8	155.7
Less: Net income attributable to:
Noncontrolling interest	51.3	36.3
Series 1 preferred unit distributions	22.5	22.5
Accretion of discount on Series 1 preferred units	3.9	3.6

Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$140.1	$93.3
Less: Allocations to general partner	54.2	34.4

Net income allocable to common units and i-units	$85.9	$58.9
Weighted average common units and i-units (basic)	332.6	326.4

Net income per limited partner unit (basic)	$0.26	$0.18

Weighted average common units and i-units (diluted)	332.6	326.4

Net income per common unit and i-unit (diluted)	$0.26	$0.18

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three month period ended March 31, 2015 with the same period of 2014. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended March 31,
(unaudited; dollars in millions)	2015	2014
Liquids	$272.4	$205.2
Natural Gas	7.1	6.7
Corporate	(4.0)	0.3

Adjusted operating income	$275.5	$212.2

Liquids – First quarter adjusted operating income for the Liquids segment increased $67.2 million to $272.4 million over the comparable period in 2014. Higher revenues in the first quarter were collectively attributable to an increase in transportation rates and higher deliveries on our liquids pipeline systems, in addition to meaningful contributions from growth projects placed into service in 2014. Total liquids system deliveries increased approximately 17 percent over the same period from the prior year. The Partnership placed approximately $2.5 billion of growth projects into service in 2014 through the completion of a large component of its Eastern Access Program, specifically the Line 6B Replacement project from Griffith, Indiana to the International Border, and the first phase of our Mainline Expansions. Collectively, these growth projects were the main drivers for the increase in revenues and system deliveries during the first quarter of 2015 over the comparable period in 2014.

Liquids Systems Volumes	Three months ended March 31,
(thousand barrels per day)	2015	2014
Lakehead	2,330	2,000
Mid-Continent	199	211
North Dakota	342	245

Total	2,871	2,456

Natural Gas – First quarter adjusted operating income for the Natural Gas segment was $0.4 million higher compared to the same period of 2014. The increase in adjusted operating income was predominantly attributable to higher natural gas system volumes, as prior year volumes were impacted by freeze-offs due to unusual extreme weather conditions. Additionally, lower operating and administrative costs attributable to workforce reductions and other cost savings measures enacted in December 2014 contributed to higher current period operating income. The increase in operating income was partially offset by lower seasonal optimization opportunities in our natural gas marketing business due to tighter natural gas basis differentials versus prior year.

	Three months ended
Natural Gas Throughput	March 31,
(MMBtu per day)	2015	2014
East Texas	1,007,000	971,000
Anadarko	831,000	824,000
North Texas	287,000	272,000

Total	2,125,000	2,067,000

NGL Production	Three months ended March 31,
(Barrels per day)	2015	2014
Total System Production	81,046	80,899

Partnership Financing – In March 2015, the Partnership closed an underwritten public offering and sale of 8,000,000 of its Class A Common Units, representing limited partner interests, at a price to the public of $36.70 per Class A Common Unit. The Partnership received proceeds, net of underwriting commissions and offering costs, of approximately $288.6 million. The Partnership used the net proceeds from the offering to fund a portion of its capital expansion projects and for general partnership purposes.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE: EEQ) (“Enbridge Management”) today declared a distribution of $0.57 per share payable on May 15, 2015 to shareholders of record on May 8, 2015. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on May 6, 2015. Enbridge Management’s sole asset is its approximate 14.6 percent limited partner interest in Enbridge Partners. Enbridge Management’s results of operations, financial condition and cash flows depend on the results of operations, financial condition and cash flows of Enbridge Partners, which are summarized herein for the first quarter of 2015.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will host a conference call at 10 a.m. Eastern Time on Friday, May 1, 2015 to review its first quarter 2015 financial results. The call will be webcast live over the internet and may be accessed on Enbridge Partners’ website under “Events and Presentations” or directly at

http://edge.media-server.com/m/p/2xaguiwt

A replay will be available shortly afterward. Presentation slides and condensed financial statements will also be available at the link below.

EEP Events and Presentations:

www.enbridgepartners.com/Investor-Relations/EEP/Events-and-Presentations

Webcast link: http://edge.media-server.com/m/p/2xaguiwt

The audio portion of the live presentation will be accessible by telephone at (844) 298-9821 (Passcode: 24875823) and can be replayed for 14 days after the call by calling (855) 859-2056 (Passcode: 24875823). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other nonrecurring items that affect earnings. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

Adjusted Earnings	Three months ended March 31,
(unaudited; dollars in millions except per unit amounts)	2015	2014
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$140.1	$93.3
Noncash derivative fair value (gains) losses
-Liquids	3.9	2.2
-Natural Gas	26.7	(3.8)
-Corporate	(28.6)	5.7
Option premium amortization	(1.0)	(0.7)
Make-up rights adjustment	(2.6)	2.6
Line 2 hydrotest	0.4	—
Accretion of discount on Series 1 preferred units	3.9	3.6

Adjusted net income	142.8	102.9
Less: Allocations to general partner	54.3	34.6

Adjusted net income allocable to common units and i-units	$88.5	$68.3
Weighted average common units and i-units (millions)	332.6	326.4

Adjusted net income per common unit and i-unit (dollars)	$0.26	$0.20

Liquids	Three months ended March 31,
(unaudited; dollars in millions)	2015	2014
Operating income	$270.2	$202.1
Noncash derivative fair value losses	3.9	2.2
Make-up rights adjustment	(2.1)	0.9
Line 2 hydrotest	0.4	—

Adjusted operating income	$272.4	$205.2

Natural Gas	Three months ended March 31,
(unaudited; dollars in millions)	2015	2014 (1)
Operating income (loss)	$(26.6)	$12.3
Noncash derivative fair value (gains) losses	35.1	(4.6)
Option premium amortization	(1.4)	(1.0)

Adjusted operating income	$7.1	$6.7

(1)	Prior year adjusted operating income was revised to reclassify make-up rights adjustment to other income.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended March 31,
(unaudited; dollars in millions)	2015	2014
Net cash provided by operating activities	$380.5	$210.8
Changes in operating assets and liabilities, net of cash acquired	(42.6)	36.9
Interest expense(1)	76.9	71.2
Income tax expense	2.4	2.0
Allowance for equity used during construction	23.0	20.7
Option premium amortization	(1.4)	(1.0)
Other	(6.6)	(1.9)

Adjusted EBITDA	$432.2	$338.7

(1)

Interest expense excludes unrealized mark-to-market net gains of $28.6 million and unrealized mark-to-market net losses of $5.7 million for the three month periods ended March 31, 2015 and 2014, respectively.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and, through its interests in Midcoast Energy Partners, L.P. (“Midcoast Partners”), natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 17 percent of total U.S. oil imports. Midcoast Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.2 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

About Enbridge Energy Management, L.L.C.

Enbridge Management manages the business and affairs of Enbridge Partners, and its sole asset is an approximate 14.6 percent limited partner interest in Enbridge Partners. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, Canada (NYSE: ENB) (TSX: ENB) is the general partner of Enbridge Partners and holds an approximate 42 percent interest in Enbridge Partners together with all of the outstanding preferred units and Class B, D and E units in Enbridge Partners. Enbridge Management is the delegate of the general partner of Enbridge Partners.

Forward Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the Partnership’s ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to the Partnership’s tariff rates; (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance; and (8) permitting at federal, state and local levels in regards to the construction of new assets.

“Enbridge” refers collectively to Enbridge Inc. and its subsidiaries other than us and our subsidiaries.

Forward-looking statements regarding “drop-down” growth opportunities from Enbridge are further qualified by the fact that Enbridge is under no obligation to offer to sell us interests in its U.S. projects, and we are under no obligation to buy any such interests. Similarly, any forward-looking statements regarding potential “drop-down” transactions of interests in Midcoast Operating to Midcoast Energy Partners are further qualified by the fact that we are under no obligation to sell to Midcoast Energy Partners, L.P. any such interests, and Midcoast Energy Partners, L.P. is under no obligation to buy any such interests. As a result, we do not know when or if any such transactions will occur.

Except to the extent required by law, we assume no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2014 and any subsequently filed Quarterly Report on Form 10-Q for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad, CFA	Terri Larson, APR

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: www.enbridgepartners.com

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